EXHIBIT 99.1

BOSTON SCIENTIFIC ANNOUNCES AGREEMENTS TO
SELL NON-STRATEGIC INVESTMENTS

Transactions further Company’s plan to focus on core businesses and increase shareholder value

Natick, MA (June 19, 2008) -- Boston Scientific Corporation (NYSE: BSX) today announced that it has signed a definitive agreement to sell its investments in a portfolio of companies, subject to certain closing and other conditions, to Saints Capital, a leading secondary direct-investment firm.  Boston Scientific said the transaction will raise pre-tax proceeds in excess of $100 million, the majority of which will be in cash, with a portion in a note payable over several years.  The Company expects to record a net pre-tax loss of approximately $60 million ($40 million after-tax, or approximately $0.03 per share), consisting of an approximate loss of $85 million ($55 million after-tax, or approximately $0.04 per share) in the second quarter of 2008, to be offset by anticipated gains of $25 million ($15 million after-tax, or approximately $0.01 per share) during the remainder of 2008.

“The sale of these investments, which represent the vast majority of our private investment portfolio, is part of our previously announced plans to divest non-strategic assets, while focusing on our core businesses and increasing shareholder value,” said Sam Leno, Chief Financial Officer of Boston Scientific.  “We are pleased to be selling our investments in these companies to Saints Capital, a firm we believe has the experience and commitment to support them going forward.”

Separately, the Company announced it has signed a definitive agreement to sell its investments in a portfolio of venture funds and companies, subject to certain closing and other conditions, to Paul Capital Partners, a leader in the private equity secondary market, for pre-tax proceeds in excess of $40 million.  The Company expects to record a net pre-tax loss of approximately $10 million ($6 million after-tax) on the transaction, primarily in the second quarter of 2008.

“The net after-tax cash proceeds will be used principally to pay down debt, and consistent with previous divestitures of non-strategic assets, these expected net gains and losses will be excluded from our adjusted earnings per share,” added Leno.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.  These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding our divestiture of non-strategic assets, our restructuring initiatives and our growth strategy.  If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements.  These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release.  As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation; financial market conditions; and, future business decisions made by us and our competitors.  All of these factors are difficult or impossible to predict accurately and many of them are beyond our control.  For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item IA - Risk Factors  in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A –  Risk Factors  in Quarterly Reports on Form 10-Q we have filed or will file thereafter.  We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.  This cautionary statement is applicable to all forward-looking statements contained in this document.

Use of non-GAAP Financial Information

To supplement Boston Scientific’s consolidated condensed financial statements presented on a GAAP basis, the Company discloses certain non-GAAP measures that exclude certain charges, including non-GAAP net income/loss and non-GAAP net income/loss per diluted share. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  This non-GAAP financial information is not meant to be considered in isolation or as a substitute for financial information prepared in accordance with GAAP.

CONTACT: Paul Donovan 508-650-8541 (office) 508-667-5165 (mobile) Media Relations Boston Scientific Corporation Larry Neumann 508-650-8696 (office) Investor Relations Boston Scientific Corporation